Exhibit 99.1

Marketing Specialists 17855 North Dallas Parkway Dallas, Texas 75287 (Nasdaq: MKSP)

AT THE COMPANY Gerald Leonard, President & CEO (781) 828-4800 Timothy Byrd, Chief Financial Officer (972) 860-7530 Randall Oxford, Media Relations	AT THE FINANCIAL RELATIONS BOARD Analyst Info: Steve Martini General Info: Paula Schwartz Media Info: Judith Sylk Siegel (212) 661-8030

FOR IMMEDIATE RELEASE May 19, 2000

MARKETING SPECIALISTS CORPORATION ANNOUNCES

FIRST QUARTER 2000 FINANCIAL RESULTS

Highlights

  Q1 2000 revenues total approximately $105.0 million

  Company secures major national brokerage contracts with Kellogg's, SC Johnson and Aurora Foods

  New-business pipeline remains strong

  Company closes $85.0 million senior secured credit facility

Dallas, TX...May 19, 2000 - Marketing Specialists Corporation (Nasdaq: MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, reported today its financial results for the quarter ended March 31, 2000.

First-Quarter Results

The following table sets forth the results of operations of the Company for the periods indicated. On Aug. 18, 1999, the Company completed its merger ("Merger") with Dallas-based Richmont Marketing Specialists Inc. ("Richmont"). For financial reporting purposes, the Company is presented as the accounting acquirer. Accordingly, the results of Richmont's operations have been included in the Company's consolidated statement of operations since the date of the Merger.

Unaudited Financial Summary Table
Three Months Ended March 31,

	2000	1999
Commissions Sales Revenues	$94,442 10,524 104,966	$43,876 12,749 56,625
Earnings before interest, taxes, depreciation and amortization	6,513	6,612
Income (loss) before income taxes	(6,073)	3,331
Net income (loss)	$(6,073)	$1,832
Net income (loss) per share
Basic and Diluted	$(0.39)	$0.25
Shares used to compute net loss per share Basic and Diluted	15,743,867	7,447,000

The Company reported that commission revenue for the three months ended March 31, 2000, increased $50.6 million (or 115 percent) to $94.4 million compared to the same period last year. Total revenues for the quarter were $105.0 million versus $56.6 million for the same period last year. This increase was primarily related to the inclusion of commissions for Richmont in 2000 as a result of the Merger.

Cash selling, general and administrative expenses (CSG&A) for the first quarter of 2000 were $89.0 million compared to $38.7 million for the first quarter of 1999. The increase in CSG&A is primarily attributable to the inclusion of Richmont expenses as a result of the Merger.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended March 31, 2000 were $6.5 million compared to $9.4 million in the fourth quarter of 1999. As previously announced in an April 18, 2000 release, this decrease was expected because the company's period ended March 31, 2000 represented the Company's first full quarter without any revenues related to lost manufacturer contracts subsequent to the Merger. These losses should be offset in subsequent quarters as Marketing Specialists begins to recognize revenues from its recently announced national contracts with Kellogg, SC Johnson and Aurora Foods.

The Company's net loss for the quarter ended March 31, 2000 was $(6.1) million or ($0.39) per share compared to net income of $1.8 million or $0.25 per share for the same period last year. The primary reason for this decrease was due to items related to the Merger. Depreciation and amortization increased to $6.2 million from $1.5 million and interest expense increased to $6.4 million from $1.8 million.

On March 30, 2000, the Company completed the refinancing of its credit facility, which resulted in a new, two-year $50.0 million revolving credit facility ("New Revolver") and a two-year $35.0 million term loan ("Amended Term Loan"). The Company used proceeds from the New Revolver to reduce the principal amount of the term loan to $35.0 million. As a result of the refinancing, no principal payments are required on the Amended Term Loan for two years.

Management Remarks on First Quarter Results

Commenting on the results, Gerald Leonard, president and chief executive officer of Marketing Specialists, said, "Although we continued to realize costs associated with our merger during the first quarter, our vastly increased size has given us the critical mass and resources to execute our strategy of penetrating markets coast to coast on behalf of our manufacturer partners. Our combined heritage of industry leadership and our ongoing ability to bring real value added to our business partners is evidenced by our appointment as national food broker for such premier manufacturers as Aurora Foods, Gillette, Kellogg's, and SC Johnson, as well as a host of other national and regional appointments, over the last few months."

Mr. Leonard also noted that the Company's backlog of potential new business remains brisk and that Marketing Specialists will continue pursuing both national and regional manufacturer contracts, as well as various enhancements to its service offerings on behalf of its clients. In addition, the Company recently became the first food brokerage to announce e-commerce services aimed at helping manufacturers, suppliers and producers of food products to grow their sales to online retailers.

Marketing Specialists Corporation provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. With more than 6,000 associates in 65 locations throughout the United States, Marketing Specialists is one of the two largest food brokers in the nation.

* * *

This press release contains forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists' ability to consummate any of the transactions contemplated by the letters of intent to which Marketing Specialists is a party; Marketing Specialists' ability to successfully integrate any future and past acquisitions; the stockholder vote or other conditions relating to the Richmont merger; principal realignment as a result of the merger, the competitive environment; and general economic conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Financial Tables Follow

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To receive Marketing Specialists' latest news release and other corporate documents via FAX at no cost, dial 1-800-PRO-INFO. Use the Company's code, MKSP.

Or visit the Company's pages at www.frbinc.com.

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MARKETING SPECIALISTS CORPORATION

(FORMERLY MERKERT AMERICAN CORPORATION)

CONSOLIDATED OPERATING RESULTS

(all amounts except shares in thousands)

	Three Months Ended March 31,
	2000	1999
Commissions Sales	$94,442 10,524	$43,876 12,749
Revenues	104,966	56,625
Selling expenses Cost of sales General and administrative Depreciation and amortization	70,755 9,454 18,244 6,224	27,377 11,304 11,332 1,457
Operating expenses	104,677	51,470
Operating income	289	5,155
Interest expense, net Other income, net	(6,418) 56	(1,824) (0)
Income (loss) before income taxes	(6,073)	3,331
Provisions (benefit) for income taxes	0	1,499
Net income (loss)	$(6,073)	$1,832
Net income (loss) per share
Basic and Diluted	$(0.39)	$0.25
Shares used to compute net loss per share Basic and Diluted	15,743,867	7,447,000

MARKETING SPECIALISTS CORPORATION AND SUBSIDIARIES
(FORMERLY MERKERT AMERICAN CORPORATION)
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share amounts)

	March 31, 2000 (unaudited)	December 31, 1999
ASSETS
Current Assets
Cash Restricted cash Accounts receivable, less allowance for doubtful accounts of $4,433 and $5,730, respectively Inventory Properties held for sale Prepaid expenses and other	$- 913 58,322 1,696 5,346 3,196	$- 1,200 53,579 1,221 7,312 2,895
Total current assets	69,473	66,207
Property, plant and equipment, net Intangible assets Other assets	28,558 345,000 14,062	35,204 338,540 9,665
Total assets	$457,093	$449,616
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term obligations Accounts payable Accrued expenses	$44,837 18,214 32,241	$48,055 14,396 33,664
Total current liabilities	95,292	96,115
Long-term obligations, net of current portion	228,583	227,831
Other liabilities	4,303	7,428
Commitments and contingencies Stockholders' equity:

Common stock, $.01 par value - Authorized - 54,000,000 shares issued and outstanding - 19,751,131 and 14,173,844, respectively
Additional paid in capital
Note for sale of common stock
Accumulated deficit
Treasury stock, at cost

	198 159,770 (1,500) (29,106) (447)	142 143,080 (1,500) (23,033) (447)
Total stockholders' equity	128,915	118,242
Total liabilities and stockholders' equity	$457,093	$449,616